Filed Pursuant to Rule 424(b)(7)

Registration No. 333-161721

PROSPECTUS SUPPLEMENT

To prospectus dated September 4, 2009,

as supplemented by prospectus supplement

dated August 18, 2011

314,838 Shares

HCP, Inc.

Common Stock

This prospectus supplement supplements and amends the prospectus dated September 4, 2009, as supplemented by the prospectus supplement dated August 18, 2011, relating to the possible issuance of our common stock, from time to time, to certain holders of non-managing member units in HCPI/Utah II, LLC and the possible resale of shares of our common stock by these holders.

You should read this prospectus supplement in conjunction with the prospectus, as previously supplemented.  This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or previous supplements to it.  This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus, as previously supplemented.

Investing in our common stock involves risks.  See “Risk Factors” on page 4 of the prospectus dated September 4, 2009 and on page S-5 of the prospectus supplement dated August 18, 2011 as well as the risk factors relating to our business contained in documents we file with the Securities and Exchange Commission which are incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2011

The information appearing under the heading “Selling Stockholders” in the prospectus supplement dated August 18, 2011 is hereby amended in its entirety by the following information.

SELLING STOCKHOLDERS

We are registering for resale 314,838 shares of our common stock, which are issuable upon exchange of 157,419 non-managing member units of HCPI/Utah II, LLC pursuant to the Amended and Restated Limited Liability Company Agreement of HCPI/Utah II, LLC, as amended.

We do not know when or in what amounts the selling stockholders may offer securities for sale.  The selling stockholders may elect not to sell any or all of the securities offered by this prospectus, as supplemented.  Because the selling stockholders may offer all or some of the securities pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the securities that will be held by the selling stockholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the securities covered by this prospectus supplement will be held by the selling stockholders.  Except as otherwise indicated, the number of securities beneficially owned is determined under rules promulgated by the SEC, and the information may not represent beneficial ownership for any other purpose.

The following table is based on information provided to us by the selling stockholders and is accurate to the best of our knowledge as of December 22, 2011.

SHARES OF COMMON STOCK REGISTERED FOR RESALE

	Shares of Our Common Stock Owned Prior to the	Maximum Number of Shares of Our Common Stock Issuable Upon Exchange of Units of HCPI/Utah	Shares of Our Common Stock Owned Following the Exchange of Units of HCPI/Utah II, LLC		Maximum Number of Shares of Our Common Stock Offered	Shares of Our Common Stock Owned After Offering(4)
Name of Selling Stockholder	Exchange	II, LLC(1)	Shares	Percent(2)	Hereby(3)	Shares	Percent(2)
Ballet West	—	68	68	*	68	—	—
BG Gardner Family Trust	—	55,694	55,694	*	55,694	—	—
Boyer OG Managers, L.C.	—	18,892	18,892	*	18,892	—	—
Brian Gochnour	250	2,042	2,292	*	2,042	250	—
DL Gardner Family Trust	—	5,700	5,700	*	5,700	—	—
Gardner Property Holdings, L.C.(5)	—	550,438	550,438	*	58,560	491,878	*
Jacob Boyer	—	4,464	4,464	*	4,464	—	—
Mark L. Pace	—	30,310	30,310	*	2,850	27,460	*
Paul Kelley	—	2,578	2,578	*	2,578	—	—
R&S Boyer Family, L.C.	—	756,534	756,534	*	152,016	604,518	*
RLC Real Estate II, LLC	—	4,464	4,464	*	4,464	—	—
Tegra Lakeview Associates, L.C.	—	4,468	4,468	*	4,468	—	—
The Corporation of the President of the Church of Jesus Christ of Latter-day Saints	—	954	954	*	954	—	—
The Jacob and Angela Boyer Trust UAD 4/28/05	—	2,042	2,042	*	2,042	—	—
United Way of Salt Lake	—	46	46	*	46	—	—

*      Represents less than 1% of the total outstanding shares of our common stock.

S-1

(1)         Represents the number of shares of our common stock issuable upon exchange of all of the selling stockholders’ non-managing member units in HCPI/Utah II, LLC, including non-managing member units of HCPI/Utah II, LLC held by the selling stockholders that are not covered by the contractual registration rights that are the subject of this prospectus supplement.

(2)         Based on 408,582,801 shares of our common stock outstanding on December 20, 2011.

(3)         Represents all of the shares that the selling stockholders may offer under this prospectus supplement.  The resale shares may be offered from time to time by the selling stockholders.

(4)         Assumes that the selling stockholders sell all of the resale shares offered pursuant to this prospectus supplement.  Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(5)         An aggregate of 201,106 of the non-managing member units of HCPI/Utah II, LLC owned by Gardner Property Holdings, L.C., which are exchangeable for 402,212 shares of our common stock, have been pledged to Wells Fargo Bank, National Association (“Wells Fargo”) as security for loans to Gardner Property Holdings, L.C.  Upon default or demand under the loans, Wells Fargo and its affiliates may be entitled to exchange the pledged units for our common stock and become a selling stockholder hereunder.  Wells Fargo does not own any non-managing member units of HCPI Utah II, LLC as of the date of this prospectus supplement.

S-2